Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Pure Cycle Corporation
Thornton, Colorado

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated November 10, 2006, relating to the financial statements and the effectiveness of internal control over financial reporting of Pure Cycle Corporation (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended August 31, 2006.  Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of August 31, 2006.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Anton Collins Mitchell LLP

Denver, Colorado
December 14, 2006